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                                                                      Exhibit 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 18, 2002

Dear Sir/Madam:

We have read the second and fourth paragraphs of Item 4 included in the Form 8-K dated April 18, 2002 of Apogee Enterprises, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP


Copy to:
Mr. Michael B. Clauer, Executive Vice President and Chief Financial Officer Apogee Enterprises, Inc.


CMH